Exhibit 99

Corn Products International, Inc.
5 Westbrook Corporate Center
Westchester, IL 60154

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:
November 23, 2004	Investors: Richard M. Vandervoort, (708) 551-2595
Media: Mark Lindley, (708) 551-2602

CORN PRODUCTS INTERNATIONAL, INC. ANNOUNCES MANUFACTURING
OPTIMIZATION PLANS; TWO PLANTS SCHEDULED FOR CLOSURE

     WESTCHESTER, Ill., November 23, 2004 — Corn Products International, Inc. (NYSE: CPO) today announced plans to permanently close two of its corn refining facilities, one in North America and one in South America.

     The Company plans to close one of its starch plants in Guadalajara, Mexico (Cisne), the smallest of its four plants in Mexico, and one of its facilities in the Company’s Andean region in South America. Production from the Cisne plant will be transferred to the Company’s remaining corn refining plants in Mexico; production from the Andean region facility will be transferred to the Company’s recently expanded corn refining facility in Cali, Colombia.

     The closings, which are scheduled to become effective during the fourth quarter, will result in a one-time charge of approximately $20.5 million ($13.7 million after tax), or $0.37 on a diluted earnings per share basis, to be taken in the fourth quarter of 2004. The charge includes a write-off of fixed assets of $18 million, and $2.5 million for employee termination costs.

     “The expected efficiency gains from this action support our Company’s goal of excelling at our base business, the first plank in the multiple pathway strategy that we announced this year,” said Sam Scott, chairman, president and chief executive officer of Corn Products International.

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Page 2 — Corn Products International, Inc.

     Corn Products International, Inc. is one of the world’s largest corn refiners and a major supplier of high-quality food ingredients and industrial products derived from the wet milling and processing of corn and other starch-based materials. The Company is the number-one worldwide producer of dextrose and a leading regional producer of starch, high fructose corn syrup and glucose. In 2003, the Company recorded net sales of $2.1 billion with operations in 19 countries at 37 plants, including wholly owned businesses, affiliates and alliances. Headquartered in Westchester, Ill., it was founded in 1906. The Company is listed on the New York Stock Exchange under the symbol CPO. Additional information can be found on the World Wide Web at www.cornproducts.com.

This release contains or may contain forward-looking statements concerning the Company’s financial position, business and future earnings and prospects, in addition to other statements using words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend” and other similar expressions. These statements contain certain inherent risks and uncertainties. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct. Actual results and developments may differ materially from the expectations conveyed in these statements, based on various factors, including fluctuations in worldwide commodities markets and the associated risks of hedging against such fluctuations; fluctuations in aggregate industry supply and market demand; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we manufacture and/or sell our products, including fluctuations in the value of local currencies, energy costs and availability and changes in regulatory controls regarding quotas, tariffs, taxes and income tax rates; labor disputes; biotechnology issues; changing consumption preferences and trends; increased competitive and/or customer pressure in the corn-refining industry; the outbreak or continuation of hostilities including acts of terrorism; stock market fluctuation and volatility; and the resolution of the current uncertainties resulting from the Mexican HFCS tax. Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of risk factors, see the Company’s most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q or 8-K.

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